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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2003

GTC BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	0-21794 (Commission File Number)	04-3186494 (I.R.S. Employer Identification No.)
175 CROSSING BOULEVARD FRAMINGHAM, MASSACHUSETTS 01702 (Address of Principal Executive Offices) (Zip Code)
(508) 620-9700 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Item 5. Other Events.

        On August 1, 2003, GTC Biopharmaceuticals, Inc. issued and sold an aggregate of 3,626,465 shares of the Company's common stock at a purchase price of $2.55 per share in a private placement to institutional investors. The Company also issued to the investors warrants that are immediately exercisable to purchase an aggregate of 906,613 shares of the Company's common stock. SG Cowen Securities Corporation acted as exclusive placement agent in connection with the transaction and the Company has paid them a placement agent fee and issued SG Cowen warrants to purchase 54,396 shares of common stock. The warrants and the investor warrants have a term of five years and an exercise price of $3.30 per share.

        Pursuant to a Registration Rights Agreement among the Company and the investors, the Company has agreed to file a registration statement with the Securities and Exchange Commission within 30 days in order to register the resale of the shares sold in the placement and the shares of common stock issuable upon exercise of the warrants.

        The Company expects to use the net proceeds from the financing for general corporate purposes, including funding the Company's ongoing clinical trials and operations.

        A complete copy of each of the securities purchase agreement for the placement, the form of Warrant, the Registration Rights Agreement and the related press release dated July 30, 2003 are filed herewith as exhibits to this report.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)
  Exhibits

  10.1
  Securities Purchase Agreement by and among the Company and the Purchasers, dated as of July 30, 2003.

  10.2
  Form of Common Stock Purchase Warrant.

  10.3
  Registration Rights Agreement by and among the Company and the Purchasers, dated as of July 30, 2003.

  99.1
  Press release of GTC Biotherapeutics, Inc. dated July 30, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2003	GTC BIOTHERAPEUTICS, INC.
	By:	/s/ JOHN B. GREEN John B. Green Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Securities Purchase Agreement by and among the Company and the Purchasers, dated as of July 30, 2003.
10.2	Form of Common Stock Purchase Warrant.
10.3	Registration Rights Agreement by and among the Company and the Purchasers, dated as of July 30, 2003.
99.1	Press release of GTC Biotherapeutics, Inc. dated July 30, 2003.

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SIGNATURES
EXHIBIT INDEX